                                                        Exhibit 4.04

  PROTOCOL AND JUSTIFICATION OF THE OPERATION OF INCORPORATION OF OPP PRODUTOS
          PETROQUIMICOS S.A. BY COPENE - PETROQUIMICA DO NORDESTE S.A.

                               Made by and between

COPENE - PETROQUIMICA DO NORDESTE S.A., a company with headquarters at Rua Eteno no. 1.561, city of Camacari, state of Bahia, enrolled at the CNPJ/MF under # 42.150.391/0001-70, NIRE # 29.300.006.939, herein represented according to its By-laws, hereinafter simply referred to as "INCORPORATOR";

                                       and

OPP PRODUTOS PETROQUIMICOS S.A., a company with headquarters at Rua Eteno no. 1.582, sala 02, city of Camacari, state of Bahia, enrolled at the CNPJ/MF under # 04.406.103/0001-70, NIRE # 29.300.025.291, herein represented according to its
By-laws, hereinafter simply referred to as "INCORPORATED";

INCORPORATOR and INCORPORATED are jointly referred to as "PARTIES",

and also

ODEBRECHT S.A., a joint stock company with headquarters at Av. Luiz Viana Filho, no. 2.841, Paralela, Salvador, BA, enrolled at the CNPJ/MF under # 15.105.588/0001-15, herein represented by its Directors, Pedro Augusto Ribeiro Novia and Newton Sergio de Souza hereinafter simply referred to as "ODEBRECHT";

with the purpose of promoting the incorporation into an already existing company, according to articles 224 and 225 of Law # 6.404 dated December 15, 1976.

                                    Whereas:

(i) Groups Odebrecht and Mariani won the bid of the so-called Economico S.A. Empreendimentos Assets, implemented on July 25, 2001, thus starting to hold the control of Nordeste Quimica S.A. - Norquisa, which, in its turn, controls the INCORPORATOR;

(ii) On July 31, 2001, Groups Odebrecht and Mariani disclosed their intention to integrate to the INCORPORATOR certain second generation assets with a view to obtain relevant synergies that the new scale can provide and, simultaneously, eliminate prospective conflicts of corporate interest;

(iii)The INCORPORATED is a holding company that holds, either directly or indirectly, a relevant stockholding in the "Chemical and Petrochemical Assets of Group Odebrecht", which are comprised, among others, of the following investments: (a) 100% of the voting capital and 81.28% of the total capital of OPP QUIMICA S.A., producer of polyethylene and polypropylene; (b) 64,4% of the voting capital and 36,3% of the total capital of TRIKEM S.A., producer of PVC and chlorine-soda; and (c) 29.5% of the voting and total capital of COPESUL - COMPANHIA PETROQUIMICA DO SUL, a center of raw materials of the Pole of Triunfo;

(iv) According to the terms of the "Memoranda of Understanding for the Execution of Agreement of COPENE Shareholders" entered into between the Groups Odebrecht and Mariani, on the one hand, and Petrobras Quimica S.A. - Petroquisa ("Petroquisa"), Petros - Fundacao Petrobras de Seguridade Social ("Petros") and Previ - Caixa de Previdencia dos Funcionarios do Banco do Brasil ("Previ"), as relevant minority shareholders of the INCORPORATOR, on the other hand, the process of evaluation of the INCORPORATED and INCORPORATOR, for the purposes of determining the respective exchange ratio, was prepared, according to the terms of art. 8th of Law 6404/76, by an independent appraiser chosen from a list of five first class banks appointed by Petroquisa, Petros and Previ. This way, the independent appraiser chosen according to this system was Credit Lyonnais Securities
     (USA) Inc. ("Credit Lyonnais"), which started, on October 29, 2001, the works of evaluation with the support of consultants experienced in the market of petrochemicals, law firms (legal and tax aspects) and also industrial and environmental consultants; and

(v) In this context, the evaluations of the INCORPORATED and also of the INCORPORATOR, for the purposes of determining the shares exchange ratio, were conducted by Credit Lyonnais based on its respective economic values verified according to the methodology of discounted cash flow. The reference date of the evaluations was May 31, 2002 and the period of projection of the cash flow was from 2002 to 2011, the results being validated by the comparison with multiples of market of other national and international companies of similar features;

The managements of the PARTIES hereby propose the incorporation of the INCORPORATED by the INCORPORATOR by signing this Protocol and Justification of the Incorporation ("Protocol") whit the purpose of establishing, according to articles 224 and 225 of Law # 6.404 dated December 15, 1976, the following terms and conditions:

   1. PURPOSE OF THE OPERATION. INTEREST OF THE PARTIES IN ITS ACCOMPLISHMENT

1.1 The purpose of the operation proposed in this Protocol is to reach the provisions of WHEREAS of this Protocol in a way to provide all the PARTIES with
(a) gains of synergy arising out of the corporate integration of second generation chemical and petrochemical companies with the center of raw materials, i.e., the INCORPORATOR; and (b) alignment of the interests of the shareholders of the INCORPORATOR and INCORPORATED.

                             2. INCORPORATION BASES

2.1 The INCORPORATOR shall perform the incorporation of the INCORPORATED and the accounting net assets of the latter shall be transferred to the equity of the INCORPORATOR, which shall succeed it according to law (universal descent) ("Incorporation").

2.2 The balances of credit and debit accounts of the INCORPORATED shall be transferred to the accounting books of the INCORPORATOR, paying attention to the proper adaptations.

2.3 The evaluation of the INCORPORATED, for the purposes of the respective accounting entries into the INCORPORATOR, was carried out at book value by the specialized company mentioned in the following item 3.1, on the reference date established in the following item 3.3, based on the criteria foreseen in Law # 6.404 dated December 15, 1976, for the elaboration of financial statements.

2.4 The assets, rights and obligations of the INCORPORATED to be transferred to the INCORPORATOR are those described in details in the evaluation report, at book value, of the net assets of the INCORPORATED to be transferred to the INCORPORATOR.

2.5 The INCORPORATOR's management shall be in charge of practicing all acts necessary to implement the Incorporation, and all the costs and expenses related to said implementation shall run on its account.

2.6 The INCORPORATED shall be dissolved in full right.

               3. EVALUATION OF THE EQUITY OF THE INCORPORATED AND
                        REFERENCE DATE OF THE EVALUATION

3.1   The   indication   and    appointment   of   the    specialized    company
PricewaterhouseCoopers Auditores Independentes, a civil company with headquarters in the city of Sao Paulo at Av. Francisco Matarazzo, no. 1.700, from the 7th to the 11th floors and from the 13th to the 20th floors, Torre Torino, with branch in the city of Salvador at Rua Miguel Calmon, no. 555, 9(0) andar, secondarily registered at the Regional Board of Accountancy of the State of Bahia under # CRC 2SP000160/O-5 "S" BA and enrolled at the Tax Roll of Legal Entities of the Treasury Department under # 61.562.112/0004-73, with articles of Incorporation filed at the 4th Registry of Documents of Sao Paulo, SP, on September 17, 1956, and further amendments registered at the 2nd Registry of Documents of Sao Paulo, SP, the last of them being filed (microfilm) under #
68.444 on April 15, 2002, represented by its partner, Mr. Marco Aurelio de Castro e Melo, Brazilian, married, accountant, bearer of the identity card (RG) # 16.951.877-SSP/SP, enrolled at the CPF under # 078.020.188-46 and at the Regional Council of Accountancy of the State of Bahia under # CRC 1SP153070/O-3 "S" BA, domiciled in the city of Salvador, Rua Miguel Calmon, no. 555, 9(0) andar, as the person in charge of preparing the accounting evaluation report regarding the net assets of the INCORPORATED to be transferred to the INCORPORATOR ("Accounting Evaluation Report"), shall be ratified by the Special General Meeting of the INCORPORATOR and INCORPORATED, under the terms of article 227, section 1st of Law # 6.404 dated December 15, 1976.

3.2 PricewaterhouseCoopers Auditores Independentes is a company specialized in accounting evaluations and its experts, at the PARTIES' managements request, have proceeded to (i) evaluate the equity of the INCORPORATED at the book value, based on the elements appearing on the Balance Sheets of the INCORPORATED prepared on May 31, 2002 ("Reference Date of Incorporation"), the results realized by the Incorporation being already calculated, thus constituting the value of the net assets to be transferred to the INCORPORATOR, and (ii) elaborate the Accounting Evaluation Report, which is the Exhibit 3.2 attached to this Protocol, the values being subject to previous analysis and approval of the shareholders of the INCORPORATOR, according to the law.

               4. FULL AMOUNT OF THE NET ASSETS TO BE INCORPORATED

4.1 Based on the Accounting Evaluation Report and according to the provisions of the following clause 5.1, the value of the accounting net assets of the INCORPORATED to be transferred to the INCORPORATOR is of R$ 582.895.431,13.

         5. TREATMENT OF EQUITY VARIATIONS UNTIL THE INCORPORATION DATE

5.1 The equity variations verified between the Reference Date of the Incorporation and the effective incorporation, with exclusion of the results originated by the very incorporation, shall be accounted directly in the INCORPORATOR.

        6. DISTRIBUTION OF THE SHARES RESULTING FROM THE INCORPORATION -
                                 EXCHANGE RATIO

6.1 As a result of the Incorporation, the shareholders of the INCORPORATED shall receive shares of the INCORPORATOR at the proportions specified below. The ratio of exchange of shares of the INCORPORATED for shares of the INCORPORATOR was established based on the economic values of each one of the PARTIES appearing in the Economic Evaluation Report referred to in the following item 6.4:



---------------------------------------------------------------------------------------------------------------------
Company              Current number      Economic value of     Economic value (in R$)   "Standard" lot     Exchange
                     of shares issued    the company (in R$)   per "standard" lot of     of shares         ratio (*)
                                                               shares
---------------------------------------------------------------------------------------------------------------------
INCORPORATOR (+)     1.737.796.398       1.694.682.729,04                975,19            1.000                  -
---------------------------------------------------------------------------------------------------------------------
INCORPORATED           723.453.689       1.448.114.623,98              2.001,67            1.000           2.052592
---------------------------------------------------------------------------------------------------------------------
(+) Amount of shares of the INCORPORATOR, not considering the 54.620.037 shares on treasury.
(*) Quantity of shares of the INCORPORATOR that shall be received per each share held in the INCORPORATED.


6.1.1 Notwithstanding the fact that the INCORPORATED holds 81,28% of the total capital of OPP QUIMICA S.A., for the purposes of evaluation, the ownership of 100% of these Chemical and Petrochemical Assets of Group Odebrecht was considered, considering the option to purchase this remaining interest in the capital of OPP QUIMICA S.A. at a fixed price, which option shall remain valid after the Incorporation, and said price has been fully considered in the indebtedness of the INCORPORATED, for the purposes of determining the exchange ratio mentioned in this Clause.

6.1.2 Notwithstanding the fact that the INCORPORATED holds 36,3% of the total capital of TRIKEM S.A., for the purposes of evaluation, the ownership of 38,1% of these Chemical and Petrochemical Assets of Group Odebrecht was considered, considering the option to purchase this remaining interest in the capital of OPP QUIMICA S.A. at a price equal to the corrected price of alienation, still lacking payment by Copesul - COMPANHIA PETROQUIMICA DO SUL, which option shall be perfectly formalized and registered before the Registry of Documents before the Incorporation, with a forecast that it shall remain valid after the Incorporation, under the penalty of being disregarded, for the purposes of evaluating and, as a consequence, determining the exchange ratio subject of this Clause.

6.2 The economic values of the INCORPORATOR and INCORPORATED used as basis of the exchange ratio established in the Economic Evaluation Report, as defined below, include the value attributed to the passive contingencies of the companies involved and of the Chemical and Petrochemical Assets of Group Odebrecht, as appearing in their respective financial statements and/or indicated briefly in an exhibit to the Economic Evaluation Report, weighted according to the probabilities that the considered contingencies might be incurred, according to the opinion of legal consultants hired for this purpose and of JP Meio Ambiente, in respect to the contingencies of environmental nature. For conservatism reasons, active superveniences of the INCORPORATED, of the Chemical and Petrochemical Assets of Group Odebrecht and of the INCORPORATOR were not considered for the purposes of defining their respective economic values.

6.2.1 ODEBRECHT as controller of the PARTIES involved, declares that the values of the passive contingencies of the INCORPORATED and of the companies controlled, either directly or indirectly, by the INCORPORATED, identified in the exhibit to the Economic Evaluation Report (as defined below), are reflected in the audited financial statements of the INCORPORATED.

6.2.2 In compensation for the non-utilization of active superveniences of the INCORPORATED for the purposes of determining its economic value by the time of the incorporation, the rights arising out of an eventual credit that might be acknowledged by a legal decision in the action # 2001.34.00.029764-8, in progress at the 8th Federal Court of Brasilia and action # 99.0000.152-8, in progress at the 15th Federal Court of Rio de Janeiro, both of them against Centrais Eletricas Brasileiras S.A. - Eletrobras, shall be assigned to the sole shareholder of the INCORPORATED, being that said assignment, for all legal effects, shall be effective from the incorporation.

6.3 The shareholder of the INCORPORATED shall not exercise the right of recess in the Incorporation. It is also worth pointing out that the INCORPORATED issued subordinate debentures on May 31, 2002, convertible into preferred shares issued by it, which shall be held by only one debenture holder. In compliance with article 231 of Law 6404/76, the holder of the debentures issued by the INCORPORATED has already consented to the Incorporation, as appearing in the "Private Instrument of Deed of Private Issue of Subordinate and Convertible Debentures, without Guarantees, of OPP Produtos Petroquimicos S.A." ("Deed of Issue of Debentures OPP-PP"). The indebtedness of the INCORPORATED represented by the debentures subject of the Deed of Issue of Debentures OPP-PP was fully considered in its evaluation and, therefore, for the purposes of determining the exchange ratio mentioned in this clause.

6.4 At the meeting of the Managing Board of the INCORPORATOR held on October 31, 2001, the Board of Directors ratified the hiring of Credit Lyonnais, with office at 1301 Avenue of the Americas, as the investment bank in charge of performing
(i) the economic evaluation of the PARTIES for the purposes mentioned in the above item 6.1 and (ii) the elaboration of the Economic Evaluation Report constituting exhibit 6.4 attached to this Protocol, and said appointment is subject to ratification by the Special General Meeting of the INCORPORATOR and the values, appearing in the Economic Evaluation Report, subject to previous analysis and approval by the shareholders of the INCORPORATOR, according to the law.

                       7. INCORPORATOR'S CAPITAL INCREASE

7.1 As a result of the Incorporation, the corporate capital of the INCORPORATOR shall increase from the current R$ 1.201.589.666,71 to R$ 1.784.485.097,84, therefore an increase of R$ 582.895.431,13. The increase of the corporate capital of the INCORPORATOR will be made upon the issue of 1.484.955.464 new shares, being 535.763.077 common shares and 949.192.387 class A preferred shares, with the same rights and advantages attributed according to the by-laws of the INCORPORATOR.

7.2 The Incorporation of the INCORPORATED shall occur at the same General Meeting that shall approve the incorporation, by the INCORPORATOR, of 52114 Participacoes S.A., a holding company that holds 100% of the "Chemical and
Petrochemical Assets of Group Mariani". In this context, the corporate capital of the INCORPORATOR, by the end of the process of Incorporation, is estimated to
be  R$   1.845.398.533,72
divided into 1.226.091.148 common shares and 2.172.222.076 preferred shares, being 2.160.764.336 class A preferred shares and 11.457.740 class B preferred shares.

7.3 Considering that the INCORPORATED issued debentures convertible into preferred shares, as mentioned in the above item 6.3, as a result of the Incorporation, the INCORPORATOR shall appear as issuer of said debentures. As provided for in clause 3.6.8 of the Deed of Issue of Debentures OPP-PP, the criteria of conversion to be applied to this conversion of the debentures into shares representing the corporate capital of the INCORPORATOR shall be changed by means of an amendment to the Deed of Issue of Debentures OPP-PP and shall take into account the terms and conditions of the incorporation of the INCORPORATED by the INCORPORATOR. In view of the amendment, clause 3.6.1 of the Deed of Issue of Debentures OPP-PP shall read as follows: "The Debentures may be converted at any time, at the discretion of the debenture holders, at their Par Value added by Compensation, at the conversion price of R$ 975,19/thousand shares of the Issuer. Said price of conversion shall be corrected according to the same criteria of correction of the Par Value. In the operations of conversion where there is no equivalence of values and the debenture holder becomes the creditor of an amount lower than the amount of a share of the Issuer, the Issuer, simultaneously to the conversion, shall pay, in cash, the value of the fraction of share payable to the debenture holder." The debentures shall be convertible into class A preferred shares of the INCORPORATOR, up to the limit allowed by the structure of capital of the INCORPORATOR by that time and, from then on, the proportion of 1/3 and 2/3 between common and preferred shares shall be observed.

7.4 It is also worth pointing out that, as foreseen in clause 3.6.9 of the Deed of Issue of Debentures OPP-PP, if the Incorporation is approved by the shareholders of the INCORPORATED and INCORPORATOR, the holders of the debentures on the date of the Incorporation shall be obliged to grant to the shareholders of the INCORPORATOR, holders of common or preferred shares, the right to purchase a part of the debentures, at the proportion of the corporate capital of the INCORPORATOR held by each one after the Incorporation. The right to purchase debentures to be granted by the debenture holders may be exercised by the shareholders of the INCORPORATOR within the non-extendable term of 30 (thirty) days as of the publishing of notice to the shareholders of the INCORPORATOR about the granting of the right to purchase debentures. The purchase price of the debentures subject of the purchase option shall be the Par Value (as defined in the Deed of Issue of Debentures OPP-PP) added by Compensation (as defined in clause 3.14 of the Deed of Issue of Debentures OPP-PP) they deserve, up front and in national currency. For the purposes of establishing the purchase price of the debentures, the Compensation will be calculated pro rata temporis from the Date of Issue (as defined in the Deed of Issue of Debentures OPP-PP) until the date of purchase of said debentures.

7.5 Finally, as a result of the Incorporation and of the amendment to the Deed of Issue of Debentures OPP-PP, as proposed in the above item 7.3, the authorized capital established in the first paragraph of article 4th of the By-laws of the INCORPORATOR shall be amended in order to include the value of the increase in the corporate capital of the INCORPORATOR in case the right to convert debentures into shares of the INCORPORATOR is exercised, under the terms to be established in the annex to the Deed of Issue of Debentures OPP-PP.

                               8. INDEMNIFICATION

8.1 ODEBRECHT herein irrevocably commits itself to indemnify, defend and hold INCORPORATOR harmless in respect to any and all loss, damage, cost, fine, penalty or expense (including interests, fine, monetary correction, lawyer's fees and legal costs)("Loss") that might be incurred by the INCORPORATOR and/or its controlled companies, either direct or indirect, as a result of any and all obligation, either contingent or absolute, arising out of the INCORPORATED and/or its controlled companies, either direct or indirect, including, but not limited to labor, tax, environmental, social security, civil, insurance and/or financial nature ones resulting from agreements executed, acts practices, facts or omissions occurred before and/or on the date of approval of the Incorporation by the shareholders of the INCORPORATOR at the General Meeting referred to in the above Clause 7.2 ("SGM Date"), observing that ODEBRECHT's obligation to indemnify the INCORPORATOR does not include the obligations appearing in the Economic Evaluation Report and/or its respective exhibits of legal and environmental audit, provided, in any case, the provisions of the following clauses 8.2 and 8.2.1 and 8.2.2 are observed.

8.1.1 The indemnification referred to in the above Clause 8.1, subject to the provisions of clauses 8.2 and 8.2.1, shall be paid by ODEBRECHT to the INCORPORATOR in cash, within the term of 30 (thirty) days from the date on which the INCORPORATOR and/or the direct or indirect controlled companies of the INCORPORATED, as the case might be, effectively incur(s) in Loss or make(s) the disbursement related to the respective Loss, whatever occurs first. The indemnifications foreseen herein will be added by all taxes, costs and expenses eventually falling or incurred in a way that the equity and value of the INCORPORATOR are reconciled as if the Loss had not been incurred.

8.1.2 Every semester, the INCORPORATOR shall make available to its shareholders represented in the Managing Board and to the members of the Managing Board a report informing (i) the credits received in view of the active superveniences of the INCORPORATED and their controlled companies, either direct or indirect, transferred to the INCORPORATOR and (ii) the Losses incurred and indemnifications paid under the terms of this Clause, it being right that shareholders holding, jointly or individually, at least 5% (five per cent) of the voting capital of the INCORPORATOR shall be entitled to, during the 30 (thirty) days following the delivery of said report, request and receive, from the INCORPORATOR, information about the defense and/or questions about any prospective Losses, as well as the documentation related to Losses incurred and to the respective indemnification.

8.2 ODEBRECHT's obligation to indemnify set forth in the above Clause 8.1 is subject to the following limitations and ODEBRECHT is in charge of indemnifying the INCORPORATOR for Losses: (i) at a value proportional to the stockholding of the INCORPORATED in its direct or indirect controlled company(ies) if the Loss is incurred by this Asset, provided that, in the case of OPP QUIMICA S.A. and of TRIKEM S.A., the indemnification payable shall correspond to 100% (one hundred per cent) and 38.1% (thirty-eight point one per cent), respectively, of the Loss incurred; (ii) whose individual value is equal to or higher than R$ 25.000.000,00 (twenty-five million reais), annually corrected by the IGP-M, provided that, if there are multiple Losses related to or arising out of one or a series of occurrences or events of the same nature, the value of the Losses resulting from each one of these events shall be added for the purposes of determining if they meet the limit established in this item (ii); and (iii) that are claimed, filed or collected from the INCORPORATOR and/or the direct or indirect controlled companies of the INCORPORATED, by whom it may concern, by any means admitted in court or thereout, during the term of 5 (five) years from the SGM Date.

8.2.1 ODEBRECHT's obligation to indemnify the INCORPORATOR under the terms of this Clause shall be reduced by the value of the "Credits Used - Active Superveniences" existing on the date on which the Loss is incurred, up to the limit of this value. For the purposes foreseen herein, "Credits Used - Active Superveniences" mean effective credits already used by the INCORPORATOR and/or its controlled companies, either direct or indirect, net of income tax, contributions and other deductions incurred on account of or with a view to their reception or acknowledgement, related to facts or acts occurred until the SGM Date, in any case arising out of the active superveniences of the INCORPORATED or its controlled companies, either direct or indirect, expressly related in the Exhibit - Economic Evaluation Report, and, also, whose constitution or acknowledgement has arisen out of a final legal decision transited in rem judicatam. The partial or total liquidation of any ODEBRECHT obligation of indemnifying the INCORPORATOR upon the deduction by Credits Used - Active Superveniences, under the terms of this Clause, shall be effected under resolution, to the extent that, if an action for rescission is proposed in respect to any of the Credits Used - Active Superveniences used and this action manages to deconstitute it by any means and at any time, ODEBRECHT shall indemnify the INCORPORATOR in full for the Loss payable, whose original value shall be added by the variation of the Interbanking Deposit Certificates - CDI from the date on which the Loss has been incurred until the date of the effective indemnification.

8.2.2 If the value of the Credits Used - Active Superveniences is higher than the amount of the Loss, ODEBRECHT shall have a creditor balance deductible from its eventual obligation of indemnifying the INCORPORATOR, corresponding to the difference between (i) the Credits Used - Active Superveniences and (ii) the Loss, being that said creditor balance shall be used exclusively for the purposes of deducting eventual Losses verified during the life of this Clause 8. After the end of the indemnification term foreseen in this Clause 8 and the liquidation of the Losses, an eventual creditor balance shall be automatically extinct for all legal effects.

                                  9. CONCLUSION

9.1 Messrs. Shareholders of the INCORPORATED and INCORPORATOR, these are the norms and procedures that, according to the law, we have formulated in order to rule this operation of incorporation, which the respective Boards of Directors consider as being of corporate interest.

                            Camacari, July 26, 2002.


                     COPENE - PETROQUIMICA DO NORDESTE S.A.

                               (signed: illegible)

                               (signed: illegible)


                         OPP PRODUTOS PETROQUIMICOS S.A.

                               (signed: illegible)

                               (signed: illegible)

                                 ODEBRECHT S.A.

                               (signed: illegible)

                               (signed: illegible)

Seal: BOARD OF TRADE OF THE STATE OF BAHIA - JUCEB
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I  hereby  certify  the  record  on  08/20/2002,   under  #  96392385,  protocol
02/177685-7 Company: 29 3 0000693 9
BRASKEM S/A
(signed: illegible), Fidelis Rocco Sarno, General Secretary

Stamp: JUCEB
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It is according to its original.
(signed: illegible), clerk
On 08/16/02

Annex: